EXHIBIT 99





            TRICON GLOBAL RESTAURANTS REPORTS A 28 PERCENT INCREASE
                IN ONGOING OPERATING EARNINGS TO $0.64 PER SHARE
                             FOR THE FIRST QUARTER



LOUISVILLE, KY. (April 26, 2000) - Tricon Global Restaurants, Inc. (NYSE:YUM) reported first quarter ongoing operating earnings of $96 million, or $0.64 per share, a 28 percent increase for the quarter ended March 18, 2000.


                         Financial Highlights
                          Ongoing Operations
                ($MM Except Per Diluted Share Amounts)

                                                  % Change vs.
                                   Q1              Prior Year
                                 ------           -----------
    System Sales                 4,926                  2
    Revenues(a)                  1,597                (12)
    Operating Profit               199                  3
    Operating Earnings              96                 20
    ============================================================
    Operating EPS(b)              0.64                 28
    ============================================================
    Reported EPS(c)               0.80                 21


(a) As expected, revenues declined primarily due to Tricon's on-going strategic program to sell company restaurants to its franchise partners.

(b) Ongoing operating EPS is from operations and does not include the impact of facility actions net gain, unusual items, and last year's accounting changes.

(c) Reported results, which are more fully described in the financial attachments, include the impact of facility actions net gain, unusual items, and last year's accounting changes.

David C. Novak, Chief Executive Officer said, "Tricon is on its way to achieving another outstanding year of operating and financial results. Ongoing operating earnings per share were up 28%, and we view this as one of the best overall indicators of our progress along with free cash flow generation and return on investment. In fact, this is the seventh straight quarter of over 20% growth in ongoing operating EPS. This quarter's results were fueled by the continued strength of our large and rapidly growing international business, significant reductions in the general and administrative costs, and the ongoing successful execution of our financial strategies. In addition we are very pleased with Pizza Hut's strong sales and we are optimistic it is well positioned to have a better-than-expected 2000. Based on the progress Tricon is making, we are pleased to reaffirm our full-year commitment of 2% to 3% U.S. blended same store sales growth and ongoing operating EPS growth of 23% to 27%, before the impact, if any, from the bankruptcy filing by AmeriServe. This continued strong performance in ongoing operating EPS for 2000 builds on last year's 41% growth."

Tricon Restaurants International
--------------------------------

Tricon's strongest performance in the quarter came from its international business, which now represents over one-third of the company's worldwide system sales. Ongoing operating profits were up a solid 33%, on top of 34% growth last year. Ongoing operating profit increases were driven primarily by a strong top-line, with system sales up 9%. General and administrative costs were down significantly and restaurant margins increased 140 basis points primarily from improved base operations. Same store sales continue to be strong in key countries, including China, Australia, the United Kingdom, and Mexico. Tricon's international strategy to focus company ownership in key countries, while expanding elsewhere around the globe with growth-ready franchisees, is paying dividends.

U.S. Restaurants
----------------

In the U.S., Pizza Hut continues to deliver excellent results. While same store sales in the quarter declined 2%, this was better than expected as it overlapped the launch of the highly successful Big New Yorker pizza, which drove same store sales up 14% in the quarter last year. The Big New Yorker launch has added another concept sales layer to Pizza Hut, as sales and mix of the product continue to be strong. Pizza Hut has solid momentum going forward.

Taco Bell's same store sales were slightly positive, with transactions up for the quarter for the first time since late 1998. This transaction growth reflects Taco Bell's renewed focus on great tasting Mexican food and value leadership with products like Chalupas and the recently reintroduced popular Enchiritos.

As expected, KFC's same store sales in the quarter were down 3%, overlapping its strongest quarter in 1999. Sales from KFC's popular chicken sandwiches continue to annualize at roughly $130,000 per company restaurant, adding a new concept sales layer. KFC's challenge going forward is to make sandwich sales incremental to the base business. The KFC system remains firmly committed to sandwiches as a long-term strategy, given consumer trends toward portable food and the strong sales success KFC has experienced with chicken sandwiches around the world. During the second quarter KFC will continue to build and invest in the all-important chicken sandwich segment.

Operational and Financial Progress
----------------------------------

Tricon continued to drive operational progress in the quarter. Ongoing operating profit increased 3%, driven by a 16% decline in ongoing G&A, and a 13% increase in franchise fees, offset partially by a 110 basis point decline in ongoing restaurant level margins. The margin decline is primarily a result of overlapping a 125 basis point margin gain in Q1 '99 from $21 million in self-insurance favorability. Margins were favorably affected by portfolio benefits, lower cheese costs and improved product cost management. This was offset by the impact of sales deleverage and higher labor rates.

Tricon also continued to make substantial progress executing its financial strategies, refranchising 183 restaurants in the quarter. In addition, Tricon invested over $135 million in the first quarter to buy back 3.9 million of its shares under a $350 million share repurchase program announced in September 1999. Since the share repurchase program was initiated, Tricon has invested over $270 million in buying back 7.2 million of its shares.

David Deno, Chief Financial Officer, said, "We are on track to deliver 23% to 27% growth in ongoing operating EPS by continuing to deliver on our operational and financial strategies, before the impact, if any, from the bankruptcy filing by AmeriServe. For the quarter, our ongoing operating EPS was stronger than previously expected primarily because we made considerable progress in reducing our general and administrative costs. We are on track to reduce general and administrative costs by about $50 million in 2000. Our Q1 year over year reductions in ongoing general and administrative costs totaled $36 million, and we expect most of the remaining planned reduction will be realized by the end of the second quarter. It is clear we have made excellent progress growing our international business, sustaining the progress we have made at Pizza Hut since mid-1997, and reducing our interest cost and income tax burdens. Restaurant margins were below our expectations due in part to timing, and we have the programs in place to improve our full year margins by 40 to 50 basis points."

Tricon has been working closely with AmeriServe, its suppliers and the purchasing cooperative for the Tricon system to ensure that restaurants continue to receive supplies in a timely and cost effective manner. To date, Tricon has not experienced any significant service interruptions. Tricon is directly purchasing store level inventory for the system, while AmeriServe continues to distribute products to stores and provide ordering, inventory, billing and collection services to the Company for the same fee in effect prior to the bankruptcy filing. Tricon remains committed to AmeriServe as it is reorganized through the bankruptcy process - whether in the form of a restructured company or through the sale of the business to another distributor that is acceptable to the Tricon system. However, Tricon has also undertaken contingency planning and believes that sufficient capacity exists at competitive rates with alternative distributors in the event AmeriServe is no longer able to meet its distribution needs.

The term "ongoing" in the following section excludes the impact of facility actions net gain, unusual items, and last year's accounting changes.

Ongoing Results*
----------------

- Ongoing operating profit was up 3%. The rate of growth was negatively impacted by portfolio actions, primarily refranchising, as company restaurants were sold to franchisees. This negatively impacted year-over-year growth in ongoing operating profit by about 6%. Within operating profits, restaurant profits decreased as we sold restaurants which was partially offset by higher franchisee fees and lower general and administrative expenses. Additionally, refranchising proceeds reduced debt and lowered our year-over-year interest expense.

- System sales grew over 2% to over $4.9 billion, driven by the opening of new restaurants.

     --   U.S. system sales declined slightly.
     -- International system sales increased 9%. Excluding the favorable impact of currency translation, international system sales grew 8%.

- As expected, Tricon's refranchising efforts drove a decline in worldwide company revenues despite adding new restaurants. The impact of refranchising on revenue will continue throughout the year.

     --   U.S. revenues declined 15%.
     --   International revenues decreased 3%.
     -- Franchise and license fees increased 13% driven by existing company restaurants acquired by franchisees from Tricon and opening new restaurants.

- Company restaurant level margins as a percent of sales decreased 110 basis points.

- Base company restaurant level margins were down about 160 basis points. Excluding the overlap impact of 125 basis points from favorable self-insurance adjustments in 1999, base restaurant margins were down 35 basis points driven by the impact of sales deleverage on labor and occupancy and other costs, labor rate increases and delayed timing of a new beverage contract, partially offset by favorable cheese costs.

- General and administrative expenses declined 16%. The reduction of spending on conferences, lower stock based compensation costs and Y2K spending along with savings from Tricon's refranchising actions drove the decline.

- Net interest expense declined 22%. This was primarily due to free cash flow generated from refranchising over the past 12 months, which was used to significantly reduce debt.

- As expected, the effective tax rate on ongoing operating income for the quarter was 39.0%. This compares to a 42.6% rate last year. The decrease is primarily attributable to a reduction in the tax on our international operations. For 2000, Tricon currently anticipates an ongoing operating effective tax rate in the range of 38% to 39%.

- Tricon repurchased 3.9 million shares costing over $135 million in the quarter under its $350 million share repurchase program announced in September 1999. Since the share repurchase program was initiated, Tricon has invested over $270 million in buying back 7.2 million of its shares.

- Since year-end, net debt increased by over $190 million as Tricon opportunistically repurchased shares and, because of the AmeriServe situation, funded the direct purchase of inventory for the U.S. system and carried the receivables from U.S. franchisees related to the sale of this inventory. Normally, free cash flow is seasonally skewed to the last three quarters of the year. This trend is expected to continue this year.

*These results should be read in conjunction with the attached financial summary.

Financial Summary
                          First Quarter 2000
                    (MMs Except Per Share Amounts)

                                           Quarter
                                  -----------------------    % Change
                                     2000          1999        B/(W)
                                  ---------     ---------    --------
System sales(a)                   $ 4,926       $ 4,806          2

Company revenues(b)               $ 1,597       $ 1,813        (12)

Ongoing operating profit(c)       $   199       $   192          3
Interest expense                       41            52         22
Income tax provision                   62            59         (3)
                                  ---------     ---------
Ongoing operating earnings(c)     $    96       $    81         20
                                  =========     =========

Earnings per diluted share
 components:
Ongoing operating earnings        $  0.64       $  0.50         28
Accounting changes(d)                   -          0.04         NM
Facility actions net gain            0.18          0.12         44
Unusual items(e)                    (0.02)            -         NM
                                  ---------     ---------
Total                             $  0.80       $  0.66         21
                                  =========     =========

(a) Includes combined sales from company, franchisees, licensees, and unconsolidated affiliates.
(b)  Includes company sales and franchise and license fees.
(c) Before facility actions net gain, unusual items, and last year's accounting changes.
(d) Includes both required and discretionary changes, which are more fully described in our 1999 Form 10-K.
(e) Primarily includes direct incremental costs incurred by us as a result of AmeriServe's bankruptcy filing and additional costs related to wage and hour litigation.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, ongoing business viability of our key distributor, the ability to secure alternative distribution to our restaurants at competitive rates, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants will hold a conference call to review its operating and financial performance at 12:00 noon EDT on Thursday, April 27, 2000. For U.S. callers the number is 877-679-9045. For international callers the number is 612-556-2802. The call will be available for playback by dialing 800-615-3210 in the U.S. and 703-326-3020 internationally beginning Thursday, April 27 at 2:00 p.m. EDT through Sunday, April 30 at 12:00 midnight EDT. The access code for the playback is 3968910.


Analysts are invited to contact:
     Tim Jerzyk, Vice President Business Planning at 502-874-8617
     Larry Gathof, Director Investor Relations at 502-874-8918


Members of the media are invited to contact:
     Amy Sherwood, Vice President Public Relations at 502-874-8200


Individual shareholders are invited to contact:
     Mary Dossett, Shareholder Relations Analyst at 502-874-8294

                    TRICON Global Restaurants, Inc.
              Condensed Consolidated Statement Of Income
        (tabular amounts in millions, except per share amounts)
                              (unaudited)

                                                                %
                                                      %      Pro Forma
                                 12 Weeks Ended     Change    Change
                               ------------------    B/(W)     B/(W)
                               3/18/00   3/20/99    (a)(b)    (a)(c)
                               --------  --------  --------- ---------
Revenues
Company sales                  $ 1,425   $ 1,662      (14)      (14)
Franchise and license fees         172       151       13        13
                               --------  --------
                                 1,597     1,813      (12)      (12)
                               --------  --------
Costs and expenses, net
Company restaurants
  Food and paper                   441       528       16        16
  Payroll and employee benefits    410       463       11        12
  Occupancy and other operating
   expenses                        373       412       10        10
                               --------  --------
                                 1,224     1,403       13        13
General and administrative
 expenses(b)                       181       213       15        16
Other (income) expense(d)           (7)       (5)      31        31
Facility actions net gain(e)       (47)      (34)      39        39
Unusual items(f)                     4         -       NM        NM
                                -------   -------
Total costs and expenses,
 net(b)(g)                       1,355     1,577       14        15
                                -------   -------
Operating profit                   242       236        2         7

Interest expense, net               41        52       22        22
                               --------  --------
Income before income taxes         201       184        9        15

Income tax provision(h)             81        78       (4)       (9)
                               --------  --------
Net income                     $   120   $   106       13        20
                               ========  ========
Basic EPS Data
--------------
EPS                            $  0.81   $  0.69       17        24
                               ========  ========
Average shares outstanding         149       153        3         3
                               ========  ========
Diluted EPS Data
----------------
EPS                            $  0.80   $  0.66       21        28
                               ========  ========
Average shares outstanding         151       161        6         6
                               ========  ========

See accompanying notes.

                    TRICON Global Restaurants, Inc.
        Supplemental Schedule of Reportable Operating Segments'
                     Revenues and Operating Profit
                             (in millions)
                              (unaudited)

                                                                 %
                                                    %        Pro Forma
                              12 Weeks Ended      Change       Change
                            ------------------    B/(W)        B/(W)
                             3/18/00   3/20/99     (a)        (a)(c)
                            --------  --------  ---------    ---------

System Sales
  United States             $ 3,205   $ 3,220        -           -
  International               1,721     1,586        9           9
                            --------  --------
  Worldwide                 $ 4,926   $ 4,806        2           2
                            ========  ========
Revenues
  United States
    Company sales           $ 1,047   $ 1,264      (17)        (17)
    Franchise and license
     fees                       115       102       12          12
                            --------  --------
    Total United States       1,162     1,366      (15)        (15)
                            --------  --------
  International
    Company sales               378       398       (5)         (5)
    Franchise and license
     fees                        57        49       16          16
                            --------  --------
    Total International         435       447       (3)         (3)
                            --------  --------
  Worldwide                 $ 1,597   $ 1,813      (12)        (12)
                            ========  ========
Restaurant Margin
  United States(b)(g)       $   144   $   204      (29)        (27)
  International(b)               57        55        4           5
                            --------  --------
  Worldwide                 $   201   $   259      (22)        (20)
                            ========  ========
Restaurant Margin As A
 Percent Of Company Sales
  United States(b)(g)         13.7%    16.1%   (2.4) ppts. (2.0) ppts.
  International(b)            15.2%    13.8%    1.4  ppts.  1.4  ppts.
  Worldwide                   14.1%    15.6%   (1.5) ppts. (1.1) ppts.
Operating Profit
  United States ongoing
   operating profit(g)      $   156   $   175       (11)
  International ongoing
   operating profit              75        56        33
  Ongoing unallocated and
   corporate expenses           (32)      (38)       16
  Foreign exchange net gain
   (loss)                         -        (1)       NM
                            --------  --------
  Worldwide ongoing
   operating profit             199       192         3
  Accounting changes(b)           -        10        NM
  Facility actions net
   gain(e)                       47        34        39
  Unusual items(f)               (4)        -        NM
                            --------  --------
  Reported operating
   profit(b)(g)             $   242   $   236         2
                            ========  ========

See accompanying notes.

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF INCOME AND
SUPPLEMENTAL SCHEDULE OF REPORTABLE OPERATING SEGMENTS' REVENUES AND OPERATING PROFIT:

(tabular dollar amounts in millions, except per share amounts)

(a)  Percentages may not recompute due to rounding.

(b) As more fully described in our 1999 Form 10-K, our first quarter 1999 operating results included the impact of several accounting and human resource policy changes. The first quarter benefit of approximately $10 million resulted primarily from discretionary methodology changes, which were implemented to more accurately measure certain liabilities.

                                                  12 Weeks
                                                   Ended
                                                  3/20/99
                                                ----------
      Restaurant margin                         $    6
      General and administrative expenses            4
                                                ----------
      Operating profit                          $   10
                                                ==========
      U.S.                                      $    9
      International                                 (1)
      Unallocated                                    2
                                                ----------
      Total                                     $   10
                                                ==========
      After-tax impact                          $    6
                                                ==========
      Per diluted share                         $ 0.04
                                                ==========

(c) Pro Forma % B/(W) excludes the effects of the accounting and human resource policy changes described in Note (b) above.

(d)  Other (income) expense included the following:

                                               12 Weeks Ended
                                          --------------------------
                                           3/18/00        3/20/99
                                          -----------    -----------
     Equity income from investments in
      unconsolidated affiliates           $     (7)      $     (6)
     Foreign exchange net loss                   -              1
                                          -----------    -----------
     Total other (income) expense         $     (7)      $     (5)
                                          ===========    ===========

(e)  Facility actions net gain included the following:

                                                 12 Weeks Ended
                                            --------------------------
                                             3/18/00        3/20/99
                                            -----------    -----------
      Refranchising net gains               $    47        $     37
      Store closure net costs (credits)           1              (1)
      Impairment charges for stores to be
       closed                                    (1)             (2)
                                            -----------    -----------
                                            $    47        $     34
                                            ===========    ===========
      U.S.                                  $    43        $     33
      International                               4               1
                                            -----------    -----------
      Total                                 $    47        $     34
                                            ===========    ===========
      After-tax net gain                    $    26        $     19
                                            ===========    ===========
      Per diluted share                     $  0.18        $   0.12
                                            ===========    ===========

(f) Unusual items of $4 million ($2 million after-tax or $0.02 per diluted share) for the first quarter of 2000 primarily included:

     -- Direct incremental costs incurred by TRICON as a result of AmeriServe's bankruptcy filing.
     -- Additional costs of defending certain wage and hour litigation which are expensed as incurred.

(g) Our restaurant margin and operating profit for the 12 weeks ended March 20, 1999 included favorable self-insurance adjustments, as determined by our independent actuary, and other insurance-related adjustments of $21 million. The self-insurance adjustments reflect improved casualty loss trends across all three of our U.S. operating companies. Beginning in 2000, casualty loss valuations will be provided by our independent actuary and required adjustments will be recorded by us in the second and fourth quarters of each year.

(h) The effective tax rates were 40.1% and 42.3% for the 12 weeks ended March 18, 2000 and March 20, 1999, respectively.

                    TRICON Global Restaurants, Inc.
                   Restaurant Units Activity Summary
                 For the 12 Weeks Ended March 18, 2000
                              (unaudited)

                                  Unconsol-
                                    idated
                                    Affil-   Fran-     Li-
                        Company     iates    chisees  censees   Total
                       ---------  ---------  -------  -------  ------
KFC U.S.
Balance at
 December 25, 1999      1,439         -       3,743      49     5,231
  Openings and
   acquisitions             5         -          25       -        30
  Refranchising and
   licensing               (8)        -           8       -         -
  Closures                 (2)        -          (7)     (3)      (12)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         1,434         -       3,769      46     5,249
                       =========  =========  =======  =======  =======
% of Total              27.3%         -       71.8%    0.9%    100.0%
Pizza Hut U.S.
Balance at
 December 25, 1999      2,355         -       4,446   1,283     8,084
  Openings and
   acquisitions             8         -          22      39        69
  Refranchising and
   licensing             (105)        -         105       -         -
  Closures                (31)        -         (26)    (25)      (82)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         2,227         -       4,547   1,297     8,071
                       =========  =========  =======  =======  =======
% of Total              27.6%         -       56.3%   16.1%    100.0%
Taco Bell U.S.
Balance at
 December 25, 1999      1,190         -       3,921   1,768     6,879
  Openings                  5         -          18      21        44
  Refranchising and
   licensing               (9)        -          11      (2)        -
  Closures                 (8)        -         (12)    (45)      (65)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         1,178         -       3,938   1,742     6,858
                       =========  =========  =======  =======  =======
% of Total              17.2%         -       57.4%   25.4%    100.0%
Total U.S.
Balance at
 December 25, 1999      4,984         -      12,110   3,100    20,194
  Openings and
   acquisitions            18         -          65      60       143
  Refranchising and
   licensing             (122)        -         124      (2)        -
  Closures                (41)        -         (45)    (73)     (159)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         4,839         -      12,254   3,085    20,178
                       =========  =========  =======  =======  =======
% of Total              24.0%         -       60.7%   15.3%    100.0%
International
Balance at
 December 25, 1999      1,997     1,178       6,304     309     9,788
  Openings and
   acquisitions            13         8          89       9       119
  Refranchising and
   licensing              (61)        1          60       -         -
  Closures                 (9)       (8)        (48)    (10)      (75)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         1,940     1,179       6,405     308     9,832
                       =========  =========  =======  =======  =======
% of Total              19.7%      12.0%      65.1%    3.2%    100.0%
Worldwide
Balance at
 December 25, 1999      6,981     1,178      18,414   3,409    29,982
  Openings and
   acquisitions            31         8         154      69       262
  Refranchising and
   licensing             (183)        1         184      (2)        -
  Closures                (50)       (8)        (93)    (83)     (234)
                       ---------  ---------  -------  -------  -------
Balance at
 March 18, 2000         6,779(a)  1,179      18,659   3,393    30,010
                       =========  =========  =======  =======  =======
% of Total              22.6%      3.9%       62.2%   11.3%    100.0%


(a) Includes 11 Company units approved for closure but not yet closed at March 18, 2000.